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                                                                  Exhibit 10.18




                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made as of May 2, 2005 (this "Agreement"), by and between Castle Brands Inc., a Delaware corporation, its subsidiaries and affiliates (the "Company"), and Mark Andrews (the "Executive"), an individual residing at 200 East 66th Street, Apt. C1804, New York, NY 10021;


            In consideration of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

                                   AGREEMENT:

            1. Employment. Subject to the terms of this Agreement, the Company agrees to continue to employ Executive, and Executive agrees to accept such continued employment, as Chairman of the Board and Chief Executive Officer of the Company. As such, Executive will have responsibility for such job-related duties as assigned to Executive from time to time by the Boards of Directors of the Company.

            2. Performance of Services. Executive accepts such employment and agrees that throughout the term of his employment hereunder, he will devote his full business time, attention, knowledge and skills, faithfully and diligently, in furtherance of the business of the Company and its subsidiaries will perform the duties assigned to him from time to time pursuant to Section 1 hereof, subject to the direction and control of the Board of Directors of the Company, and to the policies of the Company generally applicable to its executives. During the term of his employment hereunder, Executive will not accept other employment.

            3. Term. Executive will be employed for a term commencing on the date hereof and ending on May 1, 2010 (the "Term"), unless his employment is terminated prior to the expiration of the Term pursuant to Section 6 hereof.

            4. Compensation. During the Term of this Agreement the Company agrees to pay to Executive:

                  (a) Salary. Effective May 2, 2005, a salary (the "Base Salary") at the rate of $275,000 per year, payable in accordance with the Company's standard payroll practices as in effect from time to time. Such Base Salary may be increased (but not decreased) on the basis of periodic reviews, in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

                  (b) Stock Option Grants. Executive shall be entitled to such options to purchase Common Stock of the Company as shall be granted by the Compensation Committee of the Board of Directors of the Company.

                  (c) Incentive Bonus. The Executive shall be eligible to receive an incentive bonus subject to successful achievement of goals and objectives to be agreed upon by the Executive and the Compensation Committee of the Board of Directors of the Company.

                  (d) Vacation. Executive shall be entitled to twenty (20) paid vacation days plus paid Company holidays.

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                  (e) Other Benefits. Executive will be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in all profit-sharing, hospitalization, insurance, medical, disability, or other fringe benefit or executive perquisite plans generally available to other senior executives of the Company.

            5. Expenses. The Company will reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company and affiliates, upon the submission to the Company of appropriate invoices therefor in accordance with the Company's policies and procedures as in effect from time to time for Company employees.

            6. Termination.

                  (a) Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder at any time without Cause (as hereinafter defined). Notice of any such termination must be in writing and will be effective upon receipt by Executive. In the event that the employment of Executive is terminated pursuant to this clause (a), the Company will continue to pay to Executive the Base Salary per annum as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twelve (12) months following the date of such termination. In addition, in the event that the employment of Executive is terminated pursuant to this clause (a), the annual incentive bonus, if any, described in Section 4(c) will be paid with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed). Further, any unvested stock option held by the Executive that would have become vested if Executive continued employment for the twenty-four
(24) month period following his termination shall vest on the original vesting schedule of such option and such option and any options vested prior to termination will be exercisable for three years following termination.

                  (b) Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause. Executive shall be entitled to thirty (30) days prior written notice of the intent to terminate Executive hereunder and the right to address and/or cure such Cause. Any such notice of intent to terminate for Cause must specify the particular grounds therefor in reasonable detail. In the event that the employment of Executive is terminated pursuant to this clause (b), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual incentive bonus will be paid with respect to the year in which termination occurs. As used herein, "Cause" means Executive's personal dishonesty, willful misconduct, breach of fiduciary duty, as reasonably determined by the Board of Directors of Company, or any willful and material violation of laws, rules or regulations (other than traffic violations or similar offenses).

                  (c) Termination by Executive. Executive may terminate his employment hereunder (i) at any time without cause or (ii) for Good Reason (as hereinafter defined). Notice of any such termination must be in writing and will be effective 60 days after receipt by the Company. In the event that Executive terminates employment pursuant to subclause (i) of this clause (c), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual incentive bonus or incentive contribution will be paid with respect to the year in which termination occurs. In the event that Executive terminates employment hereunder for Good Reason, Executive will be entitled to the

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same salary and bonus payments as would be provided were he to be terminated without Cause pursuant to Section 6(a) above. Further, any stock option held by Executive that is vested at the time of Executive's termination pursuant to this clause (c) will be exercisable for the shorter of five years or the remainder of the original term of such option and any unvested stock option held by the Executive will vest and will be exercisable for the shorter of five years or the remainder of the original term of such option. As used herein, "Good Reason" means a termination by Executive of Executive's employment hereunder within 180 days after any material diminution in the nature or status of Executive's job responsibilities from those in effect on the date of this Agreement, dissolution or divestiture of all or a significant portion of Executive's business unit or a change in the Company, which would materially adversely diminish the nature or status of Executive's job responsibilities, or the Company's material breach of any provision of this Agreement which is not cured within 30 business days after written notice thereof from Executive to the Company.

                  (d) Termination Upon Death. This Agreement will terminate automatically on the death of Executive. In the event that the employment of Executive is terminated pursuant to this clause (d), the Company will pay to the representative of Executive the amount of all accrued but unpaid Base Salary to the date of such termination, the annual incentive bonus, if any, described in
Section 4(c) with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed) and an amount equal to a full year's Base Salary. Further, any stock option held by Executive that is vested at the time of death will be exercisable by Executive's personal representative or estate for a period of two years from date of death and all unvested stock options held by Executive shall fully vest and be exercisable for a period of two years from date of death.

                  (e) Termination by the Company by Reason of Disability. The Company may terminate the employment of Executive hereunder after Executive becomes Disabled (as hereinafter defined). Notice of any such termination must be in writing and will be effective thirty days after receipt by Executive. In the event that the employment of Executive is terminated pursuant to this clause
(e), the Company will pay to Executive or his representative the amount of all accrued but unpaid Base Salary to the date of such termination less the amount, if any, received by Executive from any disability insurance maintained by the Company, the annual incentive bonus described in Section 4(c), if any, with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed) and an amount equal to two year's Base Salary. Further any stock option held by Executive that is vested at the time of termination for disability will be exercisable for a period of two years from date of such termination for disability and all unvested stock options held by Executive shall fully vest and be exercisable for a period of two years from date of termination for disability. As used herein, the term "Disabled" means Executive becoming physically or mentally disabled or incapacitated to the extent that he has been or will be unable to perform his duties hereunder on account of such disabilities or incapacitation for a continuous period of six months as determined by a qualified physician or group of physicians selected by the Company and approved by Executive or his representative, such approval not to be unreasonably withheld.

                  (f) Change of Control. A "Change of Control" shall have occurred if: (i) thirty-five percent (35%) or more of the outstanding voting stock of the Company has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934, as amended) other than directly from the Company; (ii) there has been a merger or equivalent

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combination involving the Company after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Company; (iii) twenty percent (20%) or more of the members of the Board elected by shareholders are persons who were not nominated in the then most recent proxy statement of the Company; or (iv) the Company sells or disposes of all or substantially all of its assets. In the event that the employment of Executive is terminated following a Change in Control, either by Executive or the Company, the Company will continue to pay to Executive the Base Salary per annum as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twenty-four (24) months following the date of such termination. In addition, in the event that the employment of Executive is terminated pursuant to this clause (f), the annual incentive bonus described in Section 4(c) will be paid to Executive with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed). Further, all unvested stock options will vest without further action on the date of termination and all stock options held by Executive will be exercisable during the remainder of their original term.

            7. Confidentiality.

                  (a) Executive will not, at any time following the date of this Agreement, and regardless of whether Executive continues to be employed by the Company, and if Executive's employment has been terminated, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same, any material Proprietary Information (as hereinafter defined). The term "Proprietary Information" means any material information which at the time or times concerns or relates to any aspect of any business that the Company or its subsidiaries are involved in or actively contemplating (the "Business") and which is confidential and proprietary to the Business. Proprietary Information includes items, materials and information concerning the following: marketing plans or strategies; budgets; designs; intellectual property and trade secrets; and product plans. Notwithstanding the foregoing, "Proprietary Information" does not include any information to the extent it becomes generally known to persons engaged in businesses similar to the Business through no fault of Executive or any information which Executive is required to disclose as a result of a subpoena or other legal process.

                  (b) Upon termination of Executive's employment with the Company, Executive (or his personal representative) must deliver to the Company whatever property described in this Section 7, which is in his possession or control, as the Company may request.

            8. Representation and Warranty. Executive represents and warrants to the Company that he is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Executive's use of any information or Executive's execution or performance of this Agreement.

            9. Discoveries and Improvements. Executive acknowledges and agrees that all inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by Executive, whether by himself, or jointly with others, from the date hereof until the expiration of the Term hereof, reasonably deemed to be directly related to the Business, will be promptly disclosed in writing to the President (or such other officer as the President may designate) of the Company and will be the sole and exclusive property of the

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Company. Executive agrees to execute any assignments to the Company or its nominee of his entire right, title, and interest in and to any such inventions, discoveries, and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, copyrights or trademarks at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Executive further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent, trademark or copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, but all expenses thereof will be paid by the Company.

            10. Restrictive Covenants.

                  (a) Executive acknowledges and agrees that his position with the Business places him in a position of confidence and trust with respect to Proprietary Information. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill of the Business that Executive make the covenants contained herein. Accordingly, Executive agrees that during the Term of this Agreement and for a period of twelve (12) months after the date of termination of Executive's employment hereunder for any reason Executive will not, without the prior written consent of the Company and provided that the Company continues to make payments to the Executive in accordance with the provisions of Section 6 (i) employ, solicit or encourage to leave the employ of the Company, or to become employed by any person other than the Company, any employee of the Company, (ii) persuade or attempt to persuade any customer of the Company as of the date of the termination of Executive's employment, to cease doing business with, or to reduce the amount of business it does with, the Company or solicit the business of any of the Company's customers as of the date of the termination of Executive's employment hereunder with respect to any product or service which competes with the products and services of the Company as of the date of termination of Executive's employment or (iii) compete with the Company as a paid consultant to, or employee of, any venture which competes with the Business within the United States of America. As used in this Section 10, the term Company includes the Company and its subsidiaries.

                  (b) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under Sections 10 and 11 of this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to avoid competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the benefit otherwise afforded him by this Agreement.

            11. Certain Remedies. The parties hereto acknowledge that in the event of a breach or a threatened breach by Executive of any of his obligations under Sections 7, 9 or 10 of this Agreement the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Company will be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, and nothing herein will be construed as

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prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

            12. Notices. All notices hereunder must be in writing and addressed to the Secretary of the Company at 570 Lexington Avenue, 29th Floor, New York, NY 10022 and to Executive at the address listed above. Each such address for notice may be changed by notice of such change given to the other party hereto. All such notices will be effective upon receipt.

            13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, of the parties hereto or affiliate relating to the subject matter hereof. No amendment, waiver or modification hereof will be valid or binding unless made in writing and signed by the parties hereto (in the case of an amendment or modification) or by the party against whom enforcement is sought (in the case of a waiver).

            14. Governing Law/Arbitration. This Agreement will be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, must be promptly settled by arbitration by a panel of three arbitrators in New York, New York, in accordance with the Commercial Rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. It is expressly understood that the arbitrator will have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrator is empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach by Executive of any provision of
Section 7, 9 or 10 of this Agreement, the Company will be entitled to seek an injunction from any court of competent jurisdiction and Executive hereby submits to the personal jurisdiction of any such court.

            15. Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason by an arbitrator or court of competent jurisdiction, such provision will be ineffective, but all other parts of this Agreement which can be effected without such illegal part will nevertheless remain in full force and effect.

            16. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

            17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive will be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

            18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

            19. No Reliance; Opportunity to Consult with Counsel. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter,

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basis or effect of this Agreement or otherwise. Executive acknowledges that he has had an opportunity to consult with an attorney of his choice prior to executing this Agreement.

            20. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive except as provided for herein. This Agreement will be binding upon Executive, his heirs, executors and administrators and upon the Company, its successors and assigns.

            21. Survival. The provisions of Sections 6, 7, 9, 10, 11, 14, 15, 17, 20 and this Section 21 will survive the termination or expiration of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Castle Brands Inc.                           Executive


By:   /s/ Keith A. Bellinger                 By: /s/ Mark Andrews
      ------------------------------             -------------------------------
      Name:  Keith A. Bellinger                  Name:  Mark Andrews
      Title: President

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